Exhibit 99

FOR IMMEDIATE RELEASE

	Contact:	Investor Relations Department (305) 362-2611 investor.relations@applicamail.com

Applica Incorporated Reports 2003 Fourth-Quarter and
Year-End Financial Results

         Miami Lakes, Florida (February 26, 2004) — Applica Incorporated (NYSE: APN) today announced that fourth-quarter sales for 2003 were $209.0 million, a decrease of 5.6% from the same period in 2002. For the year ended December 31, 2003, sales were $640.6 million, a decrease of 11.9% compared to 2002. The decrease in the quarter and the year was primarily the result of planned lower contract manufacturing sales. Additionally, for the first nine months of the year, Applica experienced softer U.S. sales.

         Applica reported a loss for fourth quarter of $6.5 million, or $0.27 per diluted share, compared with earnings of $5.1 million, or $0.21 per diluted share, for the 2002 fourth quarter. For the year ended December 31, 2003, Applica reported net income of $15.2 million, or $0.63 per diluted share, as compared to a loss of $73.8 million, or $3.10 per diluted share, for the same period last year.

         The fourth quarter of 2003 included the following expenses:

•	An impairment charge of $7.2 million ($4.3 million, net of tax ) related to an intangible asset acquired as part of the acquisition of the Black & Decker household products group;

•	Expenses of $6.9 million ($4.1 million, net of tax) related to the retrenchment of the Mexican and Chinese manufacturing facilities;

•	Repositioning and other charges of $4.7 million ($2.8 million, net of tax) related to accrued rental expenses at the Shelton, Connecticut facility, which was closed in the third quarter of 2002; and

•	Charges of $2.0 million ($1.2 million, net of tax) related to the early extinguishment of an additional $35.0 million of the 10% notes.

         These expenses were partially offset by the reversal of $4.1 million ($2.5 million, net of tax) in product recall related expenses recorded in costs of goods sold.

         The 2003 full year earnings included:

•	$55.6 million ($33.4 million, net of tax) of equity in the net earnings of a joint venture in which Applica owns a 50% interest; and

•	Expenses in an aggregate amount of $3.9 million ($2.3 million, net of tax) related to the early extinguishment of $65.0 million of the 10% notes.

         The 2002 full year loss included:

•	An adjustment of $121.3 million ($78.8 million, or $3.31 per share, net of tax) to reduce the carrying value of goodwill pursuant to the provisions of SFAS 142;

•	Charges in an aggregate amount of $10.6 million relating to costs and expenses of the consolidation of the Shelton, Connecticut, office, as well as certain back-office and supply chain functions in Latin America and Canada; and

•	A one-time gain of $557,000 in the third quarter of 2002 in connection with the settlement of certain outstanding litigation matters.

         Applica’s gross profit margin decreased to 28.6% in the three-month period ended December 31, 2003 as compared to 32.4% for the same period in 2002. The gross profit margin decrease was primarily attributable to lower sales volumes and the related unabsorbed overhead expenses in our manufacturing facilities, as well as the expenses resulting from the downsizing of the factories in Mexico and China, partially offset by the product recall expense reversal. For the year ended December 31, 2003, the gross profit margin decreased to 28.9% as compared to 31.4% for the same period in 2002. Additionally, for the first nine months of the year, Applica experienced a poor product mix.

         At December 31, 2003, total debt as a percentage of total capitalization was 36.5%, with total debt of $136.8 million and shareholders’ equity of $237.6 million. The Company’s book value per share was $10.03 at December 31, 2003. Capital expenditures for the years ended December 31, 2003 and 2002 were $18.5 million and $19.3 million, respectively.

         Harry D. Schulman, Applica’s President and Chief Executive Officer, commented, “Although 2003 did not live up to our expectations, we have begun to see improving sales trends in January and February and believe it will be the beginning of good momentum for 2004 and beyond. We are very excited about the launch of the Home Café™ system and the Tide™* Buzz™ Ultrasonic Stain Remover powered by Black & Decker®. These are two new home-based consumer products resulting from our strategic relationship with The Procter & Gamble Company.”

         Applica will hold a conference call today at 11:00 a.m., Eastern Time, to discuss its fourth-quarter and full year results and to give guidance on future results and trends in operations. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The conference call is expected to last approximately one hour. Broadcast of the event can be accessed on the Company’s website, www.applicainc.com by clicking on the Investor Relations page. You may also access the call via CCBN, at www.streetevents.com. The event will be archived and available for replay through Thursday, March 4, 2004, at midnight.

         Applica Incorporated and its subsidiaries are manufacturers, marketers and distributors of a broad range of branded and private-label small electric consumer goods. The Company manufactures and distributes small household appliances, pest control products, home environment products, pet care products and professional personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid® and Applica™, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates manufacturing facilities in China and Mexico. Applica also manufactures products for other consumer products companies. Additional information regarding the Company is available at www.applicainc.com.

         Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include uncertainties regarding the impact that the war with Iraq or terrorist activities may have on the economy; adverse effects of newly acquired businesses or product lines; the bankruptcy or loss of a major retail customer, distributor or supplier; economic conditions and the retail environment; the Company’s dependence on the timely development, introduction and customer acceptance of products; competitive products and pricing; reliance on key customers; dependence on foreign suppliers and supply and manufacturing constraints; increases in raw materials costs; cancellation or reduction of orders; the uncertainties in the Latin American economies; the potential for product recalls and product liability claims, and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2003, and the subsequent Form 10-Q reports. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

Applica Incorporated and Subsidiaries
CONSOLIDATED BALANCE SHEETS

Assets

	December 31,

	2003	2002

	(In thousands)
Current Assets:
Cash and cash equivalents	$12,735	$7,683
Accounts and other receivables, less allowances of $12,543 in 2003 and $15,830 in 2002	131,021	146,567
Note receivable - officer	1,615	2,060
Inventories	106,326	111,453
Prepaid expenses and other	13,593	11,862
Refundable income taxes	4,823	1,663
Future income tax benefits	11,616	18,654

Total current assets	281,729	299,942
Investment in Joint Ventures	5,389	1,249
Property, Plant and Equipment – at cost, less accumulated depreciation of $103,894 in 2003 and $109,949 in 2002	70,389	76,963
Future Income Tax Benefits, Non-Current	49,695	54,378
Goodwill	62,812	62,812
Other Intangibles	6,146	20,860
Other Assets	2,676	5,461

Total Assets	$478,836	$521,665

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$39,273	$31,446
Accrued expenses	61,362	74,686
Current maturities of long-term debt	151	144
Current taxes payable	2,172	518
Deferred rent	301	372

Total current liabilities	103,259	107,166
Other Long-Term Liabilities	1,327	1,533
Long-Term Debt, Less Current Maturities	136,637	193,838
Shareholders’ Equity:
Common stock – authorized: 75,000 shares of $0.10 par value; issued and outstanding: 23,687 in 2003 and 23,497 in 2002	2,369	2,350
Paid-in capital	156,604	155,395
Retained earnings	86,474	71,251
Note receivable – officer	(1,496)	(1,496)
Accumulated other comprehensive earnings (loss)	(6,338)	(8,372)

Total shareholders’ equity	237,613	219,128

Total liabilities and shareholders’ equity	$478,836	$521,665

Applica Incorporated and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,

	2003		2002

	(In thousands, except per-share data)
Net sales	$209,041	100.0%	$221,408	100.0%
Cost of sales:
Cost of goods sold	153,481	73.4	149,706	67.6
Repositioning and other charges	(4,125)	(2.0)	—	—

Gross profit	59,685	28.6	71,702	32.4
Selling, general and administrative expenses:
Operating expenses	54,361	26.0	56,291	25.5
Repositioning and other charges	4,681	2.3	—	—
Impairment of intangible asset	7,152	3.4	—	—

Operating profit (loss)	(6,509)	(3.1)	15,411	6.9
Other (income) expense:
Interest expense	2,533	1.2	4,957	2.2
Interest and other income	76	0.0	(179)	(0.1)
Loss on early extinguishment of debt	2,034	1.0	—	—

	4,643	2.2	4,778	2.1
Earnings (loss) before equity in net earnings (loss) of joint ventures and income taxes	(11,152)	(5.3)	10,633	4.8
Equity in net earnings (loss) of joint ventures	371	0.2	(715)	(0.3)

Earnings (loss) before income taxes	(10,781)	(5.1)	9,918	4.5
Income tax expense (benefit)	(4,313)	(2.0)	4,842	2.2

Net earnings (loss)	(6,468)	(3.1)%	$5,076	2.3%

Per-share data:
Earnings per common share – basic	$(0.27)		$0.22

Earnings per common share – diluted	$(0.27)		$0.21

Applica Incorporated and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2003		2002

	(In thousands, except per-share data)
Net sales	$640,639	100.0%	$727,356	100.0%
Cost of sales:
Cost of goods sold	459,443	71.7	498,934	68.6
Repositioning and other charges	(4,125)	(0.6)	—	—

Gross profit	185,321	28.9	228,422	31.4
Selling, general and administrative expenses:
Operating expenses	186,601	29.1	191,170	26.3
Repositioning and other charges	4,681	0.7	10,643	1.4
Impairment of intangible asset	7,152	1.1	—	—

Operating earnings (loss)	(13,113)	(2.0)	26,609	3.7
Other (income) expense:
Interest expense	13,964	2.2	17,581	2.4
Interest and other income	(817)	(0.1)	(1,791)	(0.2)
Loss on early extinguishment of debt	3,940	0.6	—	—
Gain on litigation settlement	—	—	(557)	(0.1)

	17,087	2.7	15,233	2.1

Earnings (loss) before equity in net earnings (loss) of joint ventures and income taxes	(30,200)	(4.7)	11,376	1.6
Equity in net earnings (loss) of joint ventures	55,570	8.7	(1,498)	(0.2)

Earnings (loss) before income taxes	25,370	4.0	9,878	1.4
Income tax expense (benefit)	10,147	1.6	4,826	0.7

Earnings (loss) before cumulative effect of change in accounting principle	15,223	2.4	5,052	0.7
Cumulative effect of change in accounting principle, net of tax benefit of $42,447	—	—	(78,829)	(10.8)

Net earnings (loss)	$15,223	2.4%	$(73,777)	(10.1)%

Earnings (loss) per common share – basic:
Earnings (loss) before cumulative effect of change in accounting principle	$0.65		$0.22
Cumulative effect of change in accounting principle, net of tax benefit of $42,447	—		(3.37)

Earnings (loss) per common share – basic	$0.65		$(3.15)

Earnings (loss) per common share – diluted:
Earnings (loss) before cumulative effect of change in accounting principle	$0.63		$0.21
Cumulative effect of change in accounting principle, net of tax benefit of $42,447	—		(3.31)

Earnings (loss) per common share – diluted	$0.63		$(3.10)